Filed Pursuant to Rule 433

Issuer Free Writing Prospectus

Dated June 11, 2014

(To Preliminary Prospectus dated June 11, 2014)

Registration Statement No. 333-196083

Free Writing Prospectus

Transcript of GoPro, Inc.

IPO Announcement Video

On June 11, 2014, LOYAL3 Securities, Inc. made available on its website, ipo.loyal3.com/gopro, a video featuring Nicholas Woodman, GoPro, Inc.’s Chief Executive Officer (who is also a selling stockholder in GoPro’s proposed initial public offering (the “IPO”)). A transcript of the video is set forth below.

Information on, or accessible through, the LOYAL3 Securities, Inc. website or any of the websites cited in either the video or transcript is not part of this Free Writing Prospectus, nor is it part of the preliminary prospectus or registration statement.

I’m Nicholas Woodman, GoPro’s Founder and CEO.

And GoPro is going public.

We’ve partnered with LOYAL3 to share our IPO with you,

at the same price as Wall Street.

And if it is wasn’t for you,

our passionate customers and fans,

none of this would be possible.

This is our way of saying thanks.

GoPro, Inc. has filed a registration statement (including a preliminary prospectus) with the Securities and Exchange Commission, or SEC, for the offering to which this communication relates. Before you invest, you should read the preliminary prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about GoPro and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, a copy of the preliminary prospectus may be obtained by visiting ipo.loyal3.com/gopro or by requesting a copy from LOYAL3 Securities, Inc., PO Box 26027, San Francisco, CA 94126 or by calling toll-free 855-256-9253.